Exhibit 99.1

XWELL, Inc. Reports Second Quarter 2023 Results

NEW YORK, August 14, 2023 -- XWELL, Inc. (Nasdaq: XWEL) ("XWELL" or the "Company"), an authority in health and wellness solutions for people on the go, today reported results for the second quarter ended June 30, 2023.

Financial and Business Highlights:

•	Second quarter 2023 revenue at the Company’s XpresSpa business increased approximately 59% versus the same quarter in 2022.

•	Second quarter 2023 Operating Expenses decreased approximately 13% sequentially and decreased approximately 52% from the same quarter in 2022. This progress demonstrates the positive effect of the Company’s cost-savings initiatives and focus on delivering a leaner, more profitable XpresSpa business.

•	To further advance the Company’s efforts to drive profitability and growth, the Company appointed Suzanne A. Scrabis as Chief Financial Officer of the Company, effective July 10, 2023

•	Focused on growth internationally, the Company plans to open a new XpresSpa location in Abu Dhabi during the second half of 2023.

•	Continued to successfully integrate new products and technologies designed to meet customer preferences and leverage efficiencies to drive profit including expansion of autonomous services and equipment.

•	XWELL continued to focus on growing its business through acquisitions outside of its airport spa business.

“XWELL remains committed to improving our operating performance, investing for growth and returning the business to profitability,” commented Scott Milford, XWELL’s Chief Executive Officer. “We continue to benefit from our cost-savings initiatives as well as progress in advancing a leaner business. Looking ahead, we’re executing against our plans to transform XWELL into a leading provider of wellness services for people on the go. This includes smart expansion of our spa brand as well as the acquisition and development of businesses outside the airport. Further, we continue to build on our momentum internationally including opening our newest XpresSpa location in Abu Dhabi during the fourth quarter of 2023 and looking at other transit hubs throughout Europe to launch our labor-lite spa concept.”

XWELL, Inc. Reports Second Quarter 2023 Results

Mr. Milford added, “To help accelerate the implementation of XWELL’s strategy, we’re extremely pleased with our recent appointment of Suzanne Scrabis as CFO. She has an impressive track record of efficiently operating companies at scale, seamlessly integrating M&A transactions, and driving profitable growth. Her value-oriented mindset makes her an invaluable asset to our leadership team as we continue to execute plans to build long-term profitability through continued innovation and acquisition.”

Second Quarter Business Update

XpresSpa®

There are currently 36 operating XpresSpa locations, including 10 locations internationally. These international locations consist of two at Dubai International Airport in the UAE, three at Schiphol Amsterdam Airport in the Netherlands, and five at Istanbul Airport in Turkey.

The Company expects to open a new location in Abu Dhabi during the second half of 2023. The Company’s continued international expansion allows management the opportunity to further leverage its expertise in providing premium wellness services to more international passengers who appreciate health and wellness services and are willing to spend more in pursuit of their well-being.

The Company continues to execute its new retail strategy to drive more foot traffic into its airport locations and augment its on-line presence. This includes bringing new technologies and trends, including new tech-forward equipment, adding new products in-store and on-line, as well as deploying plans to refresh the look and appearance of some XpresSpa locations. These automated offerings include Novo XT massage chairs, HydroMassage units and fully autonomous, AI-powered express manicure units, provide self-care to guests while bringing operational efficiency to the Company’s business model.

Treat™

Treat is a travel wellness brand and a fully integrated concept blending technology with traditional brick and mortar offerings to provide a holistic approach to physical and mental well-being for travelers. Treat’s on-site centers are currently located at JFK International Airport in New York and Salt Lake City International Airport in Utah.

XWELL, Inc. Reports Second Quarter 2023 Results

As previously announced, during 2023, XWELL plans to integrate all existing wellness locations under a single brand concept.

XpresCheck® and Biosurveillance Partnership with Ginkgo Bioworks

The Company, in collaboration with the Centers for Disease Control and Prevention (“CDC”) and Ginkgo Bioworks (NYSE: DNA), currently operates eight biosurveillance stations in six of the nation’s busiest airports. On August 12, 2023, the CDC renewed the traveler-based SARS-CoV-2 Genomic Surveillance program through a new one-year contract. The partnership will support public health and biosecurity services with a contract value totaling approximately $15.9 million.

As background, in late 2021, in collaboration with the CDC and Ginkgo Bioworks, XWELL’s XpresTest, Inc. subsidiary (“XpresCheck”) began conducting biosurveillance monitoring aimed at identifying existing and new SARS-CoV-2 variants. During the third quarter of 2022, XpresCheck, in partnership with Ginkgo Bioworks were awarded a new contract in continuation of their support to the CDC’s traveler-based SARS-CoV-2 Genomic Surveillance program. In the first quarter of 2023, XpresCheck and Ginkgo Bioworks announced they expanded their support of the program to include a pilot study monitoring influenza viruses in addition to SARS-CoV-2, providing an additional source of viral surveillance to inform the selection of influenza vaccine viruses for the forthcoming 2023-2024 flu season.

XpresCheck also provided medical diagnostic testing services during the outbreak of COVID-19. Following the relaxation of testing requirements by the United States and other countries in 2022, XpresCheck locations began to close. As of June 30, 2023, all of the Company’s XpresCheck locations have been closed.

HyperPointe™

In January 2022, the Company announced and closed on the acquisition of GCG Connect, LLC d/b/a HyperPointe. HyperPointe is a leading digital healthcare and data analytics relationship marketing agency, servicing the global healthcare and pharmaceutical industry. HyperPointe has significant experience in patient and healthcare professional marketing and deep technological experience with CXM (customer experience management) and data analytics.

XWELL, Inc. Reports Second Quarter 2023 Results

Since June 2020, HyperPointe’s management team and suite of services and technology have been utilized to develop and deploy the technological infrastructure necessary to scale the growth of our XpresCheck business. HyperPointe’s experience in this space continues play a critical role in the expansion of ongoing biosurveillance efforts created in partnership with Ginkgo Bioworks and the CDC.

Liquidity and Financial Condition

As of June 30, 2023, the Company had cash and cash equivalents, excluding restricted cash, of approximately $6.4 million, marketable securities of approximately $25.5 million, total net working capital of approximately $26.8 million, and no long-term debt.

Summary Second Quarter 2023 Financial Results

Total revenue during the second quarter ended June 30, 2023, was $8.2 million compared to $13.6 million in the prior year second quarter. The decline in revenue was primarily related to the relaxation of COVID-19 testing requirements by the United States and other countries in 2022 and the closure of XpresCheck locations.

Revenue for the second quarter of 2023 primarily consisted of approximately $5.3 million from XpresSpa locations and Treat locations, $2.3 million in revenue from our bio-surveillance partnership, and $0.6 million from our HyperPointe segment.

Cost of Sales

Cost of sales decreased to approximately $7.0 million for the second quarter of 2023 compared with approximately $12.4 million in the second quarter of 2022.

XWELL, Inc. Reports Second Quarter 2023 Results

Operating Expenses

Demonstrating the effect of the Company’s cost-savings initiatives, total Operating expenses decreased to approximately $5.9 million for the second quarter of 2023, compared to approximately $9.0 million for the second quarter of 2022. The decrease was primarily a result of closing underperforming locations and right-sizing efforts of the Company’s overall cost structure.

Income from Operations

Loss from operations for the second quarter of 2023 was approximately $4.7 million compared to a loss from operations of approximately $7.8 million in the second quarter of 2022.

Net Income Attributable to Common Shareholders

Net loss attributable to common shareholders was approximately $5.7 million for the second quarter of 2023 compared to net loss attributable to common shareholders of approximately $7.9 million in the second quarter of 2022.

Webcast and Earnings Conference Call

XWELL will host a webcast and conference call at 5:00 pm Eastern Time today. We encourage investors and all interested parties to listen via webcast as there is a limited capacity to access the conference call by dialing 412-317-6060.

The live and later archived webcast can be accessed from the Investor Relations section of the Company’s website at http://xwell.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global health and wellness holding company operating four brands: XpresSpa®, Treat™, XpresCheck® and HyperPointe™

•	XpresSpa is a leading airport retailer of wellness services and related products, with 36 locations in 15 airports globally.

•	Treat is a travel wellness brand and a fully integrated concept blending technology with traditional brick and mortar offerings to provide a holistic approach to physical and mental well-being for travelers.

•	XpresCheck is a provider of screening and diagnostic testing in partnership with the CDC and Concentric by Ginkgo, conducting bio-surveillance monitoring in its airport locations to identify new SARS-CoV2 variants of interest and concern as well as other pathogens entering the country from across the world.

•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

XWELL, Inc. Reports Second Quarter 2023 Results

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XWELL as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings (which reports were filed under the Company’s former name, XpresSpa Group, Inc., prior to its previously announced name change effective October 25, 2022). All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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Mike Reilly

MWW

mreilly@mww.com